                                   EXHIBIT 99

                   Codorus Valley Bancorp, Inc. Press Release
                               dated July 21, 2004

                  PRESS RELEASE -- CODORUS VALLEY BANCORP, INC.

                            CASH DIVIDEND DECLARATION
                            AND FINANCIAL HIGHLIGHTS

On July 13, 2004, the board of directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY) declared a regular quarterly cash dividend of $.125 (12.5 cents) per share, payable on or before August 10, 2004, to shareholders of record July 27, 2004.

Codorus Valley Bancorp, Inc. earned $1,730,000 or $0.57 per diluted share for the first six months of 2004, compared to $1,574,000 or $0.53 per diluted share for the same period in 2003. The $156,000 or 10 percent increase in net income was the result of increases in net interest income and noninterest income. The $343,000 or 5 percent increase in net interest income was attributable to lower funding costs (rate driven) and income from a larger volume of loans. The $122,000 or 6 percent increase in noninterest income, including gains from the sale of mortgages, was attributable to increases in fees on deposits and commissions earned from the sale of mutual fund, annuity and insurance products. While noninterest income increased overall, an important component, gains from the sale of mortgages decreased $307,000 due primarily to rising market interest rates, which largely curtailed mortgage refinancing. Gains from the periodic sale of investment securities were $7,000 in the current six month period compared to $266,000 in 2003. Noninterest expense was flat in the current period due in part to the positive impact of realigning staff and operational efficiencies instituted in the prior year.

Total assets were approximately $392 million on June 30, 2004, an increase of $26 million or 7 percent above June 30, 2003. Asset growth occurred primarily in business and consumer loans, which were funded primarily by core deposits. Additional financial information is provided in the financial highlights section of this news release.

Codorus Valley Bancorp, Inc. is a financial services holding company headquartered at Codorus Valley Corporate Center, 105 Leader Heights Road, York, PA. Codorus Valley operates primarily through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank provides a full range of business and consumer banking services through eleven financial centers throughout York County. It also offers mortgage banking, investment, insurance, trust and real estate settlement services. Additional information is available on the bank's website -- www.peoplesbanknet.com.

Management of Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries. When words such as "believes," "expects," "anticipates" or similar expressions occur in this Press Release, management is making forward-looking statements. Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release.

Questions or comments regarding this Press Release should be directed to Larry J. Miller, President & CEO, Codorus Valley Bancorp, Inc. by telephone at 717-747-1500 or 800-646-1970; or by e-mail at lmiller@peoplesbanknet.com.


July 21, 2004
York, Pennsylvania

                          CODORUS VALLEY BANCORP, INC.
                              Financial Highlights

            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                (in thousands of dollars, except per share data)

                                      Three months ended       Six months ended
                                           June 30,                June 30,
                                       2004        2003        2004        2003
                                      ------      ------      ------      ------
Net interest income                   $3,309      $3,162      $6,595      $6,252
Provision for loan losses                125         187         175         224
Noninterest income                       968         787       1,983       1,554
Gain on sale of securities                 0          99           7         266
Gain on sale of mortgages                 80         245         175         482
Noninterest expense                    3,144       3,178       6,251       6,251
Federal income tax                       277         215         604         505
                                      ------      ------      ------      ------
Net income                            $  811      $  713      $1,730      $1,574
                                      ======      ======      ======      ======
Net income per share (diluted)        $ 0.27      $ 0.24      $ 0.57      $ 0.53
Cash dividends per share              $0.119      $0.109      $0.238      $0.218

      CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
                (in thousands of dollars, except per share data)

                                                            June 30,
                                                     2004               2003
                                                 -----------        -----------
Cash & short term investments                    $    16,980        $    27,283
Investment securities                                 72,291             70,589
Loans                                                277,556            244,852
Allowance for loan losses                             (1,717)            (1,539)
Other assets                                          26,394             24,565
                                                 -----------        -----------
   Total assets                                  $   391,504        $   365,750
                                                 ===========        ===========
Deposits                                         $   330,643        $   308,429
Borrowed funds                                        23,999             19,880
Other liabilities                                      2,632              4,222
Stockholders' equity                                  34,230             33,219
                                                 -----------        -----------
   Total liabilities & stockholders' equity      $   391,504        $   365,750
                                                 ===========        ===========
Shares outstanding                                 2,980,960          2,973,179
Book value per share                             $     11.48        $     11.17
Market value per share                           $     18.52        $     14.95
Return on average assets (ytd)                          0.91%              0.90%
Return on average equity (ytd)                         10.05%              9.56%
Capital leverage ratio                                  8.85%              9.01%
Nonperforming assets ratio                              0.91%              2.18%

Note: Shares outstanding and per share amounts were adjusted for stock dividends.




                                        5